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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-87829 of Baker Hughes Incorporated on Form S-3 of our report dated February 17, 1999 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for impairment of long-lived assets to be disposed of effective October 1, 1996 to conform with Statement of Financial Accounting Standards No. 121), which is incorporated by reference in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 1998, as amended, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP

Houston, Texas
October 28, 1999